Exhibit 10.36

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement" ) is made and entered into as of August 12, 2013, by and between GENBAND Management Services Corp., a Delaware corporation (the "Company"), GENBAND Holdings Company, a Cayman Islands exempted company limited by shares (“Cayman Holdings"), GENBAND US LLC, a Delaware limited liability company ("GENBAND LLC”), GENBAND Inc., a Delaware corporation ("Holdco", and together with the Company, Cayman Holdings and GENBAND LLC, the "GENBAND Parties"), and David A. Walsh (the" Executive").

WHEREAS, each of the GENBAND Parties desires to employ the Executive as its Chief Executive Officer, and the Executive desires to be employed by each such entity in such capacity; and

WHEREAS, the Executive and the GENBAND Parties desire to set forth the terms and conditions of the Executive's employment relationship with the GENBAND Parties;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

I. Certain Defined Terms. In addition to terms defined elsewhere herein, the following capitalized terms have the following meanings when used in this Agreement:

(a) "Base Pay" means the Executive's annual fixed or base compensation, as determined from time to time by Cayman Holdings, whether acting through its Board of Directors (the "Cayman Board") or a committee thereof, regardless of whether all or any portion thereof may be deferred under any deferred compensation plan or program of the GENBAND Entities.

(b) "Change in Control” shall mean the consummation of any transaction or series of related transactions, pursuant to which any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended), other than OEP or another GENBAND Entity, acquires (i) directly or indirectly more than 50% of the equity securities of any GENBAND Principal Entity entitled to vote (whether such transaction is effected by merger, consolidation, recapitalization, sale or transfer of the applicable GENBAND Principal Entity's equity or otherwise) or (ii) directly or indirectly all or substantially all of the assets of any GENBAND Principal Entity and its subsidiaries, in each case the occurrence of which shall be determined by the board of directors, the board of managers or the managing member, as applicable, of such GENBAND Principal Entity; provided, that for the purposes of clause (i), voting securities of Cayman Holdings shall be deemed to refer to the full y diluted beneficial ownership of the outstanding voting securities of Cayman Holdings taking into account the equity ownership of Cayman Holdings and Holdco. By way of example, for the purposes of clause (i) of the immediately preceding sentence, if Holdco holds 25% of the outstanding voting securities of Cayman Holdings, and if Person X holds 20% of the outstanding voting equity securities of Holdco on a fully diluted basis, then Person X shall be deemed to hold 5% of the outstanding Cayman Holdings voting securities.

(c)     "Code" means the Internal Revenue Code of 1986, as amended.

(d) "Disability" means (i) the Executive's inability to regularly perform the essential functions of the Executive's position, with or without accommodation, due to physical or mental incapacity or illness, for a period of ninety (90) days in the aggregate in any consecutive twelve (12) month period, unless otherwise prohibited by federal , state, or local law or ordinance, (ii) for a reason specified in clause (i), the Executive is receiving income replacement benefits for a period of not less than three months under a GENBAND Entity accident or health plan, (iii) a determination by the Social Security Administration that the Executive is totally disabled or (iv) a determination that the Executive is eligible for disability benefits under a long-term disability plan of a GENBAND Entity, but only if such plan bases disability eligibility on criteria that comply with clauses (i), (ii) or (iii) above.

(e) "Equity Award'' means a stock option, share option, share award, restricted stock award, restricted stock unit award, partnership unit award, profits interest award, deferred stock award, stock appreciation right or other equity-based compensation award related to the equity securities of any GENBAND Entity.

(f) "For Cause" means, termination of the employment of the Executive by the Company if the Executive is guilty of (i) engaging in acts in the course of his employment with any GENBAND Party that constitute theft, fraud or embezzlement, (ii) intentional or negligent misconduct which materially and adversely affects any GENBAND Entity and which is not cured within thirty (30) days following receipt of written notice of such misconduct, (iii) unauthorized disclosure of proprietary information of a material and confidential nature relating to any GENBAND Entity, which unauthorized disclosure has a material adverse effect on any GENBAND Entity, (iv) material violation of any GENBAND Party policy, agreement or procedure which is not cured within thirty (30) days following receipt of written notice of same, (v) excessive absenteeism, (vi) material neglect of duty, (vii) insubordination or failure to perform and carry out any directive of the Cayman Board, (viii) alcohol or substance abuse, (i x) being convicted of a felony or pleading "no contest" to a felony charge, or (x) failing to cooperate with the GENBAND Entities and/or their professional advisors in any investigation (whether internal or external) or any formal legal or investigative proceeding. The determination of whether a termination of the Executive is For Cause shall be made by the Cayman Board or a committee thereof and written notice specifying the reason(s) therefore shall be delivered to the Executive as promptly as practicable following such determination. Notwithstanding any provision hereof to the contrary for purposes of this Agreement, no act or failure to act on the part of the Executive (other than any act or failure to act which violates any law) shall be considered to be reason for termination For Cause if done, or omitted to be done, by the Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the GENBAND Entities.

(g)     "GENBAND Entity" means the Company, Holdco, Cayman
Holdings, and, as the context may require, their direct and indirect wholly-owned subsidiaries.

(h)     "GENBAND Principal Entity" means Holdco, Cayman Holdings, or GENBAND LLC.

(i)     "Investment Services" means (i) advising as to the advisability of investing in, purchasing or selling assets held by Cayman Holdings; (ii) managing, acquiring or disposing of assets held by Cayman Holdings; (iii) arranging financing with respect to acquiring assets held by Cayman Holdings; or (iv) any activity in support of any service described in the foregoing subsections (i) through (iii) of this definition.

(j)    "Non-Compete Period” means the period beginning on the
Termination Date and ending on the twelve (12) month anniversary of the Termination Date.

(k) "OEP" means (i) One Equity Partners III, L.P., OEP III Co- Investors L.P. and OEP II Partners Co-Invest L.P. and OEP GB Holdings (together, the "OEP Holders"), and (ii) any corporation, partnership, limited liability company or other entity that is an affiliate of any OEP Holder (including without limitation any applicable co- invest vehicle).

(1) "Person" means an individual corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, a governmental authority or other entity.

(m) "Proprietary Information" means trade secrets, confidential knowledge, data, or any other proprietary information of the GENBAND Entities and each of their subsidiaries or affiliated companies. By way of illustration but not limitation, "Proprietary Information" includes (i) inventions, trade secrets, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques relating to the business or proposed business of the GENBAND Entities and that were learned or discovered by the Executive during the term of his employment with the GENBAND Parties, except as expressly permitted by the Cayman Board during the term of the Executive's employment, at the time of the Executive's termination, or subsequent to the Executive's termination; (ii) information regarding plans for research, development, new products and services, marketing and selling, business plans, bud gets and unpublished financial statements, licenses, prices and costs, suppliers, and customers that were learned or discovered by the Executive during the term of his employment with the GENBAND Parties, except as expressly permitted by the Cayman Board during the term of the Executive's employment, at the time of the Executive's termination, or subsequent to the Executive's termination; and (iii) information regarding the skills and compensation of other employees of the G ENBAND Parties.

(n) “Section 409A" means Section 409A of the Code, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder.

(o) "Separation from Service Date" means the date of termination of the Executive’s employment (within the meaning of the Department of Treasury Regulation
1.409A-l(h)(l)(ii)).

(p) "Specified Employee" means a key employee of a GENBAND Entity, within the meaning of the Department of Treasury Regulations 1.409A-1(i), on the individuals Separation from Service Date. The determination of whether the Executive i s a Specified Employee shall be made by the Cayman Board (or its designee) in accordance with the terms of Section 409A and applicable guidance thereunder (including, without limitation, the Department of Treasury Regulation l.409A-1(i) and any successor provision thereto).

(q)     "Termination Date" means the date of the termination of the
Executive's employment.

2. Employment. Effective as of August 12, 201 3 (the "Effective Date"), the Company hereby agrees to employ the Executive as an employee and an executive officer of the Company, and the Executive hereby agrees to remain in the employ of the Company as an employee and an executive officer, for the Employment Term (as defined in Section 3) on the terms and conditions set forth in this Agreement. The Executive shall serve as President and Chief Executive Officer of the Company, and shall also serve as President and Chief Executive Officer for each of the other GENBAND Parties. The Executive shall have such authority and responsibilities as are consistent with the offices from time to time held by him; provided, however, that in no event shall the Executive's authority and responsibilities include providing any Investment Services with respect to the assets held (directly or indirectly) by Cayman Holdings. During the term of this Agreement, the Executive shall serve each GENBAND Party faithfully and to the best of his ability, and devote his full time, attention and efforts to the business and affairs of the collective GENBAND Parties during normal business hours (and outside normal business hours as reasonably required).

3. Term. Subject to the provisions of Section 10 of this Agreement, the Executive shall be employed by the Company and hold the executive officer positions with the Company and the other GENBAND Parties for a period (the "Employment Term") commencing on August 1 2, 2013 and ending on Jul y 1, 2015, on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with Jul y 1, 201 5 and on each July l thereafter (each, an "Extension Date"), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days’ prior written notice before the next Extension Date that the Employment Term shall not be so extended. For the avoidance of doubt, the Employment Term shall include any extensions of the term of the Executive's employment pursuant to this Section 3.

4. Location. The Executive shall be based in, and shall perform his duties in, the New York metropolitan area. The Executive shall, however, travel to Dallas, Texas and other locations as may be reasonably required for the performance of his duties under this Agreement.

5. Compensation and Benefits. During the Employment Term, the Company shall provide the following compensation and benefits to the Executive:

(a) Base Salary. The Company shall pay to the Executive a base salary at the rate of not less than $850,000.00 per annum (“Base Salary"). Such Base Salary shall be pa id in equal installments on the Company’s regular pay roll dates during the Employment Term. The Executive's Base Salary shall be reviewed annually.

(b)     Bonuses and Incentive Compensation.

(i) With respect to each full fiscal year during the Employment Term, the Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") based upon the achievement of an annual targets established by the Cayman Board. The Executive’s target-level Annual Bonus shall be equal to $400,000; provided that, because the Annual Bonus award is subject to the attainment of performance criteria, it may be paid, to the extent earned or not earned, at below target levels, or above target levels. Subject to the Executive's continued employment through the applicable bonus payment date, the Annual Bonus, if any, shall be paid to the Executive as soon as reasonably practicable following the date on which Cayman Holding's financial statements for the fiscal year to which such Annual Bonus relates are no longer subject to material modification (as determined in the good faith discretion of the Board), but in no event later than 10 business days following Cayman Holding's receipt from its independent auditors of the audited financial statements for the fiscal year to which such Annual Bonus relates. To the extent permitted pursuant to the preceding sentence, the applicable bonus payment date shall be the date on which similar annual bonuses are paid to similarly-situated employees of the GENBAND Parties. Notwithstanding the foregoing, the Executive's Annual Bonus for fiscal year 2013, if any, shall not be prorated during the first year of the Executive's employment under this Agreement.

(ii) The Executive shall be eligible to participate in bonus or performance based incentive compensation plans that are established by the GENBAND Parties for their other senior executives.

(c) Benefits. The Executive shall be entitled to participate in all employee benefit plans or programs established by the GENBAND Entities from time to time that are generally provided to other senior executives of the Company or the other GENBAND Parties to the extent that he is eligible to participate. The Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable to such plan or program. Without limiting the generality of the foregoing, the Executive shall be provided with coverage for medical, disability and term life insurance to the extent it is available at a reasonable cost from reputable providers. In the event that any of the perquisites provided by the Company to the Executive subject the Executive to any tax liability, the Company agrees to pay the Executive an amount of cash equal to such tax liability and an additional amount of cash equal to the tax liability that the Executive will be subject to as a result of the total cash payment described in this sentence.

6. Vacation. During the Employment Period, the Executive shall be entitled to at least twenty (20) days of paid time off annually in accordance with the Company’s applicable vacation policy, scheduled in a manner reasonably acceptable to the Company.

7. Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

8.     GENBAND Holdings Equity.     The     Executive     shall    be     granted
188,236,789 Class E Shares under the GENBAND Holdings Company 2013 Equity Incentive Plan (the "Plan"), subject to adjustment as will be set forth in the Class E Share Agreement (the "Share Agreement"). Except as otherwise provided in this Agreement, the terms of this grant will be set forth in the Plan (the "Plan") and the Share Agreement.

9. Key Contributor Bonus. The Company (or another appropriate GENBAND Party) shall pay the Executive a key contributor bonus pursuant to that certain Key Contributor Bonus Agreement, dated as of the date hereof, subject to the terms and conditions therein.

10.    Termination.

(a) The Executive’s employment may be terminated by the Company at any time and for any reason. If the Executive's employment is terminated by the Company (other than For Cause or as a result of the Executive's death or Disability), the Executive will be entitled to the compensation and benefits provided under Section 11 hereof.

(b) The Executive may terminate his employment with the Company at any time and for any reason. Upon the occurrence of one or more of the following events (hereinafter, a "Good Reason") (regardless of whether any other reason for such termination exists or has occurred, including without limitation, other employment), the Executive may terminate his employment with the Company and receive the compensation and benefits provided under Section 11 hereof:

(i) (A) A material diminution in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position(s) held by the Executive (including without limitation, a change in offices, titles, scope of the business or other activities for which the Executive is responsible for the Company or any other GENBAND Party); or (B) a material reduction i n the Executive's Base Pay, except in cases where any such reduction is applicable to substantially all executive officers of the Company in substantially the same manner and to substantially the same degree; or (C) the termination, elimination or denial of the Executive's rights to material employee benefits or any material reduction in the scope or value thereof (in the case of any such reduction, with scope and value considered in the aggregate), except in cases where any such termination, elimination, denial or reduction is applicable to substantially all executive officers of the Company in substantially the same manner and to substantially the same degree; or

(ii) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any other GENBAND Party or any successors thereto.

(c) A termination of the Executive’s employment for Good Reason shall not be deemed to occur unless the Executive (i) provides written notice to the Company, or any successor, of the existence of the occurrence of an event or condition described in Section 10(b) not later than 60 days after the initial existence of the event or condition, which notice shall provide the Company, or any successor, a period of at least 30 days to remedy the event or condition before a Good Reason basis for termination shall exist hereunder and (ii) terminates his employment for Good Reason based on the event or condition described in Section 10(b) prior to the second anniversary following the initial existence of such event or condition.

(d)     Notwithstanding Sections 10(b) and (c), a termination of the
Executive's employment by the Executive for any reason (and without regard to the procedural requirements in Section 10(c)) at any time following a Change in Control shall be deemed a termination by the Executive for Good Reason pursuant to Section 10(b) for purposes of this Agreement.

(e) A termination by the Company pursuant to Section 10(a) or by the Executive for Good Reason pursuant to Section 10(b) will not affect any rights the Executive may have pursuant to any agreement, policy, plan, program or arrangement of any GENBAND Entity providing employee benefits, which rights shall be governed by the terms thereof.

11.     Severance.

(a) Subject to Section 12, if the Company terminates the Executive's employment (other than For Cause or as a result of the Executive’s death or Disability) pursuant to Section 10(a), or the Executive terminates his employment for Good Reason pursuant to Section 10(b):

(i)    The Company shall (subject to Section 11(b) below):

(A) pay or cause to be paid to the Executive a lump-sum payment, within ten (10) calendar days of the Termination Date, in an amount equal to the sum of (x) any unpaid Base Pay through the Termination Date, (y) payment in respect of any accrued but unused paid time off or sick pay, and (z) payment in respect of any business expenses reimbursable under Section 7 of this Agreement that have been incurred but not reimbursed prior to the Termination Date;

(B) pay or cause to be paid to the Executive an amount equal to the sum of (I) 100% of the Executive's Base Pay in effect on the Termination Date (or in effect immediately prior to any reduction contemplated by Section 10 (b)(i)(B) hereof, whichever is higher) and (II) $400,000, such sum payable in twelve (12) monthly installments on the Company's last payroll date of each of the first twelve (12) calendar months commencing immediately following the 60th day following the Termination Date; and

(C) pay or cause to be paid to the Executive, under all circumstances, any other compensation or benefits which may be owed or provided to or i n respect of the Executive in accordance with the terms and provisions of any plans or programs of the GENBAND Entities (the applicable payments under this Section 11 (a) collectively, the "Severance Payment); provided, however , that if the Executive is a Specified Employee, except to the extent that any amounts payable to the Executive as a Severance Payment are not treated as deferred compensation under Section 409A, such as, for example, certain payments pursuant to a separation pay plan, the Severance Payment shall not be provided to the Executive until the earlier of (I) the expiration of the six-month period measured from the Separation from Service Date and (II) the date of the Executive's death. All payments delayed pursuant to this paragraph shall be pa id, with interest thereon calculated at the "prime rate," as quoted from time to time during the relevant period in the Southwest Edition of The Wall Street Journal, on the first day of the seventh month following the Executive's Separation from Service Date (or the date of the Executive's death, if earlier), and all remaining payments due pursuant to this Agreement shall be pa id as otherwise provided herein;

(ii) The Executive shall be entitled to reimbursement for, or payment by or on behalf of the GENBAND Entities or any successor entities of, the premium cost for such group health plan coverage for which the Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended ("COBRA") (and which the Executive properly and timely elects to receive with respect to the Executive or any Qualified Beneficiary (as defined in COBRA) whose continued coverage under such GENBAND Entity group health plan is continued and whose coverage derives from being the spouse or a dependent of the Executive) for so long as the Executive or, as appropriate, such Qualified Beneficiary, remains eligible for continuation coverage as contemplated pursuant to COBRA and the relevant group health plan of the GENBAND Entities, but i n no event longer than twelve (12) months (such period of continued coverage, the "Continuation Period''). The GENBAND Parties shall at the same time as any such action (including payment of any reimbursement) make any payment that may be necessary to ensure that the Executive's after-tax position with respect to any health and welfare benefits or cash payments received pursuant to this Section 11(a)(ii) is not worse than the Executive's after-tax position in the event such benefits had been provided to the Executive while he was employed by the Company. Any such reimbursement or in-kind benefits provided under this Agreement shall be made or provided by the GENBAND Parties on or before the last day of the Executive's taxable year following the taxable year in which the expenses are incurred, and shall also satisfy all other requirements of the regulations under Section 409A with respect to any such reimbursements. The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit. Any tax gross-up payment provided under this Agreement shall be made or provided by the GENBAND Parties on or before the last day of the Executive’s taxable year following the taxable year in which the Executive remits the related taxes, and shall also satisfy all other requirements of the regulations under Section 409A with respect to any such tax gross-ups; and

(iii) If such termination of the Executive's employment occurs within twelve (12) months after a Change in Control, notwithstanding anything to the contrary in any applicable equity award agreement or equity plan, each Equity Award (including, but not limited to, any Equity Awards of Cayman Holdings, including the Class E Shares) granted to the Executive that is outstanding as of the Termination Date shall, without further action, become immediately fully vested, any automatic repurchase rights will fully lapse, and all restrictions with respect thereto shall lapse to the extent such Equity Awards have not otherwise vested, automatic repurchase rights have not lapsed, or any other restrictions with respect thereto have not otherwise lapsed on or prior to the Termination Date.

(b) The GENBAND Parties' obligations pursuant to this Section 11 shall be conditioned upon (i) the Executive's termination of employment constituting a "separation from service" within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations and (ii) the Executive's execution and delivery of a release, in substantially the form attached hereto as Exhibit A, on or prior to the 60th day following the Termination Date, which has not been revoked by the Executive prior to, and cannot be revoked by the Executive after, such 60th day. Further, for purposes of Section 409A, the Executive's right to receive installment payments pursuant to this Section 11 shall be treated as a right to receive a series of separate and distinct payments.

(c) Notwithstanding any other provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 11 and under Sections 12 through 30 will survive the expiration of this Agreement, any expiration of the Employment Term and the termination of the Executive's employment for any reason whatsoever.

12.     Certain Additional Benefits and Payments by the GENBAND Parties.

(a) To the extent permitted under applicable law, the GENBAND Parties shall use their commercially reasonable efforts to obtain shareholder approval in a manner consistent with Section 280G of the Code upon a change in ownership or control (within the meaning of Section 280G) of any GENBAND Entity that results in the Executive receiving payments that would result in an excess parachute payment (within the meaning of Section 280G) as a result of such change in ownership or control, and the Executive shall reasonably cooperate with the GENBAND Parties in connection therewith.

(b) Immediately prior to the occurrence of a Change in Control (and subject to the consummation of such Change in Control), notwithstanding anything to the contrary in any applicable equity award agreement or equity plan, each Equity Award granted to the Executive that is outstanding as of the date of such Change in Control (including, but not limited to, any Equity Awards of Cayman Holdings, including the Class E Shares), shall, without further action, become immediately vested and/or any automatic repurchase rights will lapse, as to fifty percent (50%) of the equity or equity-based interests of each such Equity Award that have not otherwise vested and/or for which automatic repurchase rights have not lapsed as of such date, and all equity or equity-based interests underlying the Equity Awards that remain unvested and/or for which automatic repurchase rights have not lapsed shall continue to vest and/or lapse according to the terms of the applicable Equity Award.

13.     Confidentiality.

(a) Confidential Information. The Executive acknowledges and agrees that during his employment with the Company, he will have access to and acquire Confidential Information regarding the business of the GENBAND Entities that is not generally available to the public. In order to assist the Executive with his duties, the GENBAND Parties promise to provide the Executive with Confidential Information regarding the business of the GENBAND Entities that is not generally available to the public and that, if disclosed, could put the Company at an unfair competitive disadvantage. For purposes of this Agreement, "Confidential Information" means any information or material (i) generated, collected, or used by any GENBAND Entity that relates to its actual or anticipated business or research and development, or (ii) suggested by or resulting from work assigned to and/or performed by the Executive for or on behalf of any GENBAND Entity, including without limitation Proprietary information, information and materials relating to their financial performance, financial statements and reports, "financial projections, accounting methods and information, business plans, strategic plans, plans regarding their future growth, development and projects, marketing plans, sales methods and strategies, products, pricing strategies, price lists, customer contacts, customer lists, customer information ( including, without limitation, customer methods of operation, requirements, preferences and history of dealings with the GENBAND Entities), vendor lists, vendor information (including, without limitation, their history of dealings with the GENBAND Entities), employee files, employee compensation, skills, performance and qualifications of personnel of the GENBAND Entities, trade secrets, inventions (whether patented or unpatented), copyrights, service marks, know-how, al gorithms, computer programs, computer code and related documentation, processes, methods, formulas, research, development, licenses, permits, and compilations of any of the foregoing information relating to the actual or anticipated business of the GENBAND Entities. The Executive agrees and acknowledges that substantial time, labor, skill and money have been and will be invested in developing the Confidential Information and that the protection and maintenance of this Confidential Information constitute legitimate interests to be protected by the GENBAND Entities and by the covenants set forth in this Section 13 and in Section 14.

(b) Non-Disclosure. As a material inducement to the GENBAND Parties to enter into this Agreement, and to pay to the Executive the compensation set forth herein, the Executive agrees that, both during the Executive's employment with the Company and at any time thereafter, the Executive shall preserve in strictest confidence, and shall not disclose, copy or take away, either directly or indirectly, or use for the Executive's own benefit or the benefit of any third party, any Confidential Information of the GENBAND Entities, or any confidential or proprietary information or material received by the GENBAND Entities, except as required in the ordinary course of the Executive's employment for the benefit of the GENBAND Entities. All documents, records, fi les, computer programs, electronic data, and tangible items and materials containing or embodying any Confidential Information, including all copies thereof, whether prepared by the Executive or by others, are the property of the applicable GENBAND Entity and shall immediately be returned to such GENBAND Entity upon termination of the Executive's employment with the Company (voluntary or otherwise), or at any time upon a GENBAND Entity's request, and no copies thereof shall be kept by the Executive.

(c) Non-Disclosure of Confidential Information of Third Parties. The Executive shall not use or disclose to other employees of any GENBAND Entity, during or following his employment with the Company, confidential information belonging to any third parties unless written permission has been given by such third parties to the applicable GENBAND Entity, and been accepted by such GENBAND Entity, to a low the GENBAND Entity to use and/or disclose such information. The Executive shall indemnify an y GENBAND Entity for any losses, costs or damages that result from any breach of the covenant contained in the preceding sentence.

14.	Non-Competition and Non-Solicitation. The Executive agrees as follows:

(a)	Non-Competition. For purposes of this Section 14, a "Competitive
Business" shall mean Sonus Networks, Inc., the Acme Packet business unit of Oracle Corporation, Metaswitch Networks, BroadSoft, Inc. or any Person, firm, corporation, partnership, association or other entity the majority of the business of which is related to Session Border Controllers (SBCs), Softswitches, Media Gateways or unified communication platforms.

The Executive acknowledges that the services the Executive is to render are of a special and unusual character with a unique value to the GENBAND Parties, the loss of which cannot adequately be compensated by damages in action at law. In view of the unique value to the GENBAND Parties of the services of the Executive, in consideration of the GENBAND Parties' agreement to provide the Executive with Confidential Information and other consideration specified herein, and as a material inducement for the GENBAND Parties to enter into this Agreement, the Executive agrees that, during the term of the Executive's employment with a GENBAND Party, and during the Non-Compete Period, for whatever reason, the Executive shall not, within North America, Europe or the area commonly called the "Asia-Pacific" region, directly or indirectly:

(i) provide personal services, as an officer, director, executive, manager, employee, consultant, advisor, independent contractor or otherwise, to a Competitive Business; or

(ii) offer, develop, or provide any products or services that would constitute a Competitive Business.

(b) Non-Solicitation. For purposes of this Section 14, the term "Customer" shall mean any Person, firm, corporation, partnership, association or other entity to which any GENBAND Entity provided, or took active steps to attempt to provide, products or services during the twelve (12) months prior to the Termination Date with respect to which the Executive possesses information that i s proprietary or confidential to any GENBAND Entity. During the term of the Executive's employment with a GENBAND Party and during the NonCompete Period, for whatever reason, of such employment, the Executive shall not, on behalf of any Competitive Business, directly or indirectly:

(i) take any action to, or do anything reasonably intended to divert business from any GENBAND Entity or any of their subsidiaries, solicit any Customer or prospective Customer of any GENBAND Entity, or influence or attempt to influence any existing or prospective Customers of any GENBAND Entity to cease doing business with a GENBAND Entity; or

(ii) hire, employ, solicit for employment, or attempt to hire, employ, or solicit for employment any employee of any GENBAND Entity or any of its subsidiaries.

(c) Judicial Amendment. The GENBAND Parties and the Executive acknowledge the reasonableness of the agreements set forth in subsections (a) and (b) of this Section 14, including the reasonableness of the geographic area, duration of time and scope of activity restrained that are specified in this Section 14. The Executive further acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living. Notwithstanding the foregoing, if it is judicially detern1ined that any of the limitations contained in subsections (a) or (b) of this Section 14 are unreasonable, illegal or offensive under applicable law(s) (statute, common law or otherwise) and may not be enforced as herein agreed, the Executive and the GENBAND Parties agree that the unreasonable, illegal, or offensive portions of subsections (a) and (b) of this Section 14 shall be and hereby are redrafted to conform with those applicable laws, while leaving the remaining portions of subsections (a) and (b) of this Section 14 intact. By agreeing to this contractual modification prospectively at this time, the Executive and the GENBAND Parties intend to make the agreements contained in subsections (a) and (b) of this Section 14, including but not limited to the covenant not to compete contained in subsection (a) of this Section 14, legal under the law(s) of all applicable jurisdictions so that the entire agreement not to compete and/or this entire Section 14 as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modifications shall not affect any payments made to the Executive under this Agreement.

(d) Notice to Prospective or Subsequent Employers. The Executive shall notify any Person or entity employing the Executive after the Termination Date, or evidencing an intention of employing the Executive after the Termination Date, of the existence and provisions of subsections (a) and (b) of this Section 14 of this Agreement. In addition, the Executive agrees that the GENBAND Parties may notify any Person or entity employing the Executive or evidencing an intention of employing the Executive of the existence and provisions of this Agreement.

15.    Inventions.

(a)     Assignment of Inventions.

(i ) The Executive hereby assigns to GENBAND LLC all his right, title, and interest in and to any and all inventions (and all patent rights, copyrights, trade secret rights, and all other rights throughout the world ("Proprietary Rights") with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others, (i) at the direction of the GENBAND Entities, (ii) during the performance of the Executive's duties of employment, (iii) on a GENBAND Entity's time, (iv) using a GENBAND Entity's equipment, materials, supplies, facilities or Proprietary Information, or (v) that, at the time of conception or reduction to practice of the invention, relate to the business of a GENBAND Entity as conducted (or as proposed to be conducted) or the actual or demonstrably anticipated research or development of a GENBAND Entity, during the period of the Executive's employment with the GENBAND Parties ("Inventions"). The only inventions excluded from this provision are those which are set forth in Exhibit B to this Agreement, or the assignment of which are prohibited pursuant to applicable law.

(ii) The Executive acknowledges that all original works of authorship that are made by him (solely or jointly with others) during the term of his employment with the GENBAND Parties and that are within the scope of his employment and protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (1 7 U.S.C. § 101). Inventions assigned to GENBAND LLC by this Section 15(a) are hereinafter referred to as "Company Inventions."

(iii) The Executive acknowledges and agrees that the GENBAND Entities are not obligated to commercialize any Company Invention, and that if the Executive desires to independently commercialize any of said Company Inventions, the

Executive must request and obtain a written license from GENBAND LLC beforehand, which license request may be declined by GENBAND LLC in their sole discretion.

(b) Enforcement of Proprietary Rights. During the Executive's employment and after his separation from GENBAND Parties for any reason whatsoever, the Executive agrees that:

(i) The Executive will assist the GENBAND Entities in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end the Executive will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the GENBAND Entities may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Executive will execute, verify, and deliver assignments of such Proprietary Rights to the GENBAND Entities or their designees. The Executive's obligation to assist the GENBAND Entities with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of the Executive's employment, but the GENBAND Entities shall compensate the Executive at a reasonable rate after his termination for the time actually spent by him at the GENBAND Entities' request on such assistance. In addition, the GENBAND Entities will provide the Executive with reasonable notice of the need for assistance when feasible and agrees to schedule such assistance in such a manner as not to interfere with any alternative employment obtained by the Executive when possible.

(ii) In the event the GENBAND Entities are unable for any reason, after reasonable effort, to secure the Executive's signature on any document needed in connection with the actions specified in the preceding paragraph, the Executive hereby irrevocably designates and appoints GENBAND LLC and its duly authorized officers and agents as the Executive's agent and attorney in fact, to act for and in the Executive's behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by the Executive. The Executive hereby waives and quitclaims to the GENBAND Entities any and all claims, of any nature whatsoever, that the Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the GENBAND Entities.

(c) Obligation to Keep GENBAND Entities Informed. During the period of the Executive's employment, the Executive will promptly disclose to the GENBAND Entities fully and in writing and will hold in trust for the sole right and benefit of the GENBAND Entities any and all Company Inventions. In addition, the Executive will disclose all patent applications filed by him during the three (3) years after termination of his employment with the GENBAND Parties.

(d) Prior Inventions. Inventions, if any, patented or unpatented, that the Executive made prior to the commencement of his employment with the GENBAND Parties are excluded from the scope of this Agreement. To preclude any possible uncertainty, the Executive has set forth on Exhibit B attached hereto a complete list of all Inventions that he has, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to commencement of his employment with the GENBAND Parties, that he consider to be his property or the property of third parties and that he wishes to have excluded from the scope of this Agreement.

If disclosure of any such Invention on Exhibit B would cause the Executive to violate any prior confidentiality agreement, the Executive understands that he is not to list such Inventions in Exhibit B but is to inform the GENBAND Entities that all Inventions have not been listed for that reason.

16. Representations of the Executive and the Company. The Executive represents that his execution of this Agreement, and performance of the Executive's obligations hereunder, will not conflict with, or result in a violation of or breach of, any other agreement to which the Executive is a party or any judgment, order or decree to which the Executive is subject. The Executive certifies that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude the Executive from complying with the provisions hereof, and further certifies that he will not enter into any such conflicting agreement while employed by the Company.

17. Remedies. The Executive acknowledges that his abilities and the services he will provide to the GENBAND Parties are unique and that his failure to perform his obligations under Sections 13 and 14 of this Agreement would cause the GENBAND Parties irreparable harm and injury. The Executive further acknowledges that damages at law will not be an adequate remedy for breach of the covenants contained in Sections 13 and 14, and that the only adequate remedy is one that would prevent him from breaching the terms of Sections 13 and 14. As a result, the Executive and he GENBAND Parties agree that the GENBAND Parties' remedies may include specific performance, a temporary restraining order, preliminary and permanent injunctive relief, or other equitable relief against any threatened or actual breach of Sections 13 or 14 by the Executive. The termination of the Executive for any reason shall not be deemed a waiver by the GENBAND Parties of any breach by the Executive of this Agreement or any other obligation owed to the GENBAND Parties, and notwithstanding such a termination, the Executive shall be liable for all damages attributable to such a breach. Nothing contained in this Section 17 shall prohibit the GENBAND Parties from seeking and obtaining any other remedy, including monetary dan1ages, to which it may be entitled.

1 8. Non-Disparagement. The Executive agrees not to, directly or indirectly, either orally or in writing, disparage any other patty hereto or any of their respective equity holders, affiliates, directors, managers, officers, employees, agents or representatives, or any of their respective financial conditions or operations, or any of their respective products, services or practices. The GENBAND Parties agree to instruct their officers and directors not to, directly or indirectly, either orally in writing, disparage the Executive.

19. No Mitigation Obligation. The GENBAND Parties hereby acknowledge that it will be difficult and may be impossible for the Executive to find reasonably comparable employment within a reasonable time period following the Termination Date. In addition, the GENBAND Patties acknowledge that the GENBAND Entities' severance pay plans and policies applicable in general to their respective salaried employees typically do not provide for mitigation, offset or reduction of any severance payments received thereunder. Accordingly, the payment of the severance compensation by or on behalf of the GENBAND Parties to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the GENBAND Parties to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any m itigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

20. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the GENBAND Parties or the Executive to have the Executive remain in the employment of any GENBAND Entity at any time, including, without limitation, prior to or following any Change in Control. Any event or occurrence described in Section 10(b)(i) or (ii) hereof following the commencement of a discussion with a third person that ultimately results in a Change in Control shall be deemed to have occurred after a Change in Control for the purposes of Section 11(a)(iii) of this Agreement.

21. Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold pursuant to any law or government regulation or ruling.

22.     Successors and Binding Agreement.

(a) The GENBAND Parties will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the respective GENBAND Parties, expressly to assume and agree to perfom1 this Agreement in the same manner and to the same extent the GENBAND Parties would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the GENBAND Parties and any successor to the respective GENBAND Parties, including without limitation any Persons acquiring directly or indirectly all or substantially all of the business or assets of a GENBAND Party whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed a "GENBAND Party" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by a GENBAND Party other than to a subsidiary or affiliate of the such GENBAND Party.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 22(a) and 22(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 22(c), the GENBAND Entities shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

23. Notices. For all purposes of this Agreement (except as otherwise expressly provided in this Agreement with respect to notice periods), all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing, and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or ten business days after having been mailed by United States registered or certified mail , return receipt requested, postage prepaid, or five business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (for the GENBAND Parties) at 2801 Network Boulevard, Suite 300, Frisco, Texas 75034 (to the attention of the General Counsel of the Company) and to the Executive at the Company's address, with a copy to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

24. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws of such State or any other jurisdiction.

25. Validity. If any provision of this Agreement or the application of any provision hereof to any Person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other Person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

26. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the GENBAND Parties. No waiver by any party hereto at any time of any breach by another party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement. References to Sect ions are to references to Sections of this Agreement. For the avoidance of doubt, the parties acknowledge and agree that the Company shall be the legal employer of the Executive and this Agreement shall be interpreted accordingly.

27. Arbitration. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof shall be submitted to and settled by binding arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any dispute, controversy or claim submitted for resolution shall be submitted to one neutral arbitrator agreed to by the parties, who shall have the authority to render a decision in terms of findings of fact and conclusions of law. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations. Any party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award the standard of review to be applied to the arbitrator's findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The parties agree that in any arbitration commenced pursuant to this Agreement, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as is allowed by the arbitrator after the arbitrator hears arguments for and against limits which shall be imposed on discovery by each party in arbitration. The arbitrator shall have full power and authority to limit discovery. In the event that any party fails to comply with its discovery obligations hereunder, the arbitrator shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37, Federal Rules of Civil Procedure. Unless the parties agree otherwise, the parties, the arbitrator, and the American Arbitration Association shall treat the arbitration proceedings, any related discovery, and the decision of the Arbitrator, as confidential, except in connection with judicial proceedings ancillary to the arbitration, such as a judicial challenge to, or enforcement of, an award, and unless otherwise required by law to protect a legal right of a party. To the extent possible, any specific issues of confidentiality should be raised with and resolved by the neutral arbitrator. The arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees of the parties, in such proportions as the arbitrator deems just. The GENBAND Parties shall pay the arbitrator's fees and expenses.

28. Section 409A. The GENBAND Parties and the Executive acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the GENBAND Parties and the Executive determine that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the GENBAND Parties and the Executive agree to cooperate in taking all reasonable measures to amend or modify this Agreement, including amendments with retroactive effect, that the GENBAND Parties and the Executive reasonably determine are necessary or appropriate to minimize or avoid any adverse tax treatment under Section 409A without materially impairing the Executive's economic rights; provided, however, that the GENBAND Entities shall in no event be obligated to provide the Executive with any payment in connection with (or otherwise indemnify the Executive for) any taxes imposed on the Executive pursuant to Section 409A.

29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

30. Entire Agreement. This Agreement and any agreements referenced herein set forth the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings with respect to such subject matter.

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IN WITNESS WHEREOF, the patties have caused this Agreement to be duly executed and delivered as of the date first above written.

GENBAND MANAGEMENT SERVICES CORP.

Name: Title:

GENBAND US LLC

Name: Title:

GENBAND HOLDINGS COMPANY

Name: Title:

GENBAND INC.

Name: Title:

/s/ David A. Walsh
David A. Walsh

Signature Page for Employment Agreement for David Walsh